STOCKHOLDERS AGREEMENT
                            ----------------------


      THIS STOCKHOLDERS AGREEMENT (the "Agreement") is entered into as of April 9, 1998, among THE UNION LABOR LIFE INSURANCE COMPANY, a Maryland corporation ("Investor"), JD AMERICAN WORKWEAR, INC., a Delaware corporation (the "Company"), and David N. DeBaene, Thomas A. Lisi, Anthony P. Santucci, Norman DeBaene, Steeve Panneton and Annette DeBaene (each a "Holder," and, collectively, "Holders"). For purposes of this Agreement, all capitalized terms shall have the meanings ascribed to such terms in the Securities Purchase Agreement (defined below) unless otherwise defined herein.


                                   RECITALS
                                   --------

      A. Concurrently with entering into this Agreement, the Company and Investor are entering into a Securities Purchase Agreement of even date herewith (the "Securities Purchase Agreement") under which Investor is agreeing to purchase 2,500 shares of the Company's Series B 12% Cumulative Convertible Preferred Stock, $.001 par value per share (the "Preferred Stock"), and a detached ten-year Stock Purchase Warrant to purchase 799,000 shares of Common Stock (the "Warrant").

      B. Each Holder is the record and beneficial owner of the number of shares of Common Stock set forth opposite the name of such Holder on Exhibit A hereto (as to any Holder, its "Holder Shares").

      C. Investor is unwilling to provide equity financing to the Company unless each Holder is willing to subject its Holder Shares to the restrictions contained in this Agreement and make the covenants contained herein, and it is a condition to the performance of Investor's obligations under the Securities Purchase Agreement that the Company and each Holder enter into this Agreement.

      D. Each Holder acknowledges that having Investor provide equity financing to the Company pursuant to the Securities Purchase Agreement will directly benefit such Holder as a result of its ownership of Holder Shares and, accordingly, that such Holder is entering into this Agreement to induce Investor to provide equity financing to the Company under the Securities Purchase Agreement.


                               A G R E E M E N T
                               -----------------

      NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

      1.    Definitions.

            (a) Unless otherwise expressly defined herein or the context otherwise requires, the capitalized terms appearing herein shall have the respective meanings assigned to them in the Securities Purchase Agreement.

            (b) Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

            "Holder Shares" shall mean, with respect to a Holder, (i) the number of shares of Common Stock set forth opposite such Holder's name on Exhibit A hereto, (ii) all Common Stock hereafter acquired by such Holder, and
(iii) all shares issued by the Company on or in respect of the shares referred to in the preceding clauses (i) and (ii) including, without limitation, by way of dividend, subdivision, combination, reclassification, recapitalization, reorganization or otherwise.

            "Purchased Shares" shall mean (i) the Preferred Stock and Warrant and all Common Stock issued upon conversion or exercise thereof, and (ii) all other shares of Common Stock hereafter acquired by Investor, and (iii) all shares issued by the Company on or in respect of the shares referred to in the preceding clauses (i) and (ii) including, without limitation, by way of a dividend, subdivision, combination, reclassification, recapitalization, reorganization or otherwise.

            "Transfer" shall mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any shares of Common Stock to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

      2.    Covenant Against Certain Transfers; Representation and Warranty.

            (a) Each Holder covenants and agrees with Investor that except as permitted in this Agreement it will not Transfer any or all of the Holder Shares held by it.

            (b) Prior to a Qualified Offering, each Holder may sell the Holder Shares owned by it for a cash price of not less than $7.50 per share (which price shall be proportionately adjusted for subdivisions and combinations of the outstanding shares of Common Stock) so long as the Company has its Right of First Refusal with respect to such sale as provided in Section 4 hereof and Investor has the Right of Second Refusal and Co-Sale Rights with respect to such sale as provided in Section 5 hereof.

            (c) The minimum price requirement appearing in Section 2(b) shall expire on the second anniversary of the Closing Date under the Securities Purchase Agreement.

            (d) Each Holder for itself, represents and warrants that (i) such Holder is the record and beneficial owner of all shares of Common Stock set forth opposite such Holder's name on Exhibit A hereto, and (ii) such Holder has no beneficial ownership of or economic interest in any Common Stock other than as shown opposite its name on Exhibit A.

      3. Legend on Certificates. The Company and all Holders shall cause all certificates evidencing shares of Common Stock now or hereafter held by the Holders to bear substantially the following legend:

            "The shares represented by this certificate are subject to the rights of Union Labor Life Insurance Company under the terms of a Stockholders Agreement, among JD American Workwear, Inc., Holders of shares of Common Stock of JD American Workwear, Inc. and Union Labor Life Insurance Company, a copy of which is on file at the principal office of JD American Workwear, Inc. and will be furnished upon request to the holder of record of the shares represented by this certificate."

      4. The Company's Right of First Refusal. Before any shares of Common Stock may be Transferred by any Holder, such shares of Common Stock shall first be offered to the Company, as set forth below.

            (a) If a Holder desires to Transfer any shares of Common Stock owned by him, the Transferring Holder shall deliver a notice (the "Sale Notice") to the Company and to the Investor stating (i) its bona fide intention to Transfer such shares of Common Stock in the transaction described in the Sale Notice, (ii) the number of shares of Common Stock proposed to be Transferred (the "Noticed Securities"), (iii) the price at which it proposes to Transfer the Noticed Securities (in the case of a Transfer not involving a sale, such price shall be deemed to be fair market value of the Noticed Securities as determined pursuant to Section 4(c)) hereof and the terms of payment of that price and other terms and conditions of sale, and (iv) the name and address of the proposed purchaser or transferee. Such Holder shall not effect any Transfer for value of the shares of Common Stock other than for money (United States dollars) or an obligation to pay money (United States dollars).

            (b) For a period of thirty (30) days after receipt of the Sale Notice, the Company shall have the right to purchase all of the Noticed Securities. The purchase price per share of Common Stock of the Noticed Securities purchased by the Company pursuant to this Section 4 shall be, in the case of a sale, the price per share of Common Stock set forth in the Sale Notice and, in the case of a Transfer not involving a sale, the fair market value of such shares of Common Stock determined pursuant to Section 4(c) hereof, and the purchase shall be on the same terms and subject to the same conditions as those set forth in the Sale Notice. The right to purchase shall be exercisable by the Company by giving written notice (the "Company Notice") to the selling Holder and the Investor within the 30-day period described above, specifying the number of shares of Common Stock to be purchased.

            (c) In the case of a Transfer of shares of Common Stock not involving a sale, if the Company and the Transferring Holder do not reach agreement on the fair market value thereof, then such fair market value shall be determined in good faith by an independent and qualified investment banker or appraisal firm selected by the Board. This determination will be final and binding upon all parties and persons claiming under or through them. The fees and expenses of such banker or appraisal firm shall be borne equally by the Company and the Transferring Holder.

            (d) If the Company fails or refuses to purchase any or all of the Common Stock specified in the Notice, the Company shall give Investor written notice thereof, specifying the number of shares of Common Stock that it has not purchased (the "Designated Notice").

      5.    Investor's Rights of Second Refusal and Co-Sale Rights.

            (a) Right of Second Refusal. Before any Noticed Securities not purchased by the Company pursuant to Section 4 hereof may be Transferred by any Holder, such Noticed Securities shall first be offered to Investor, as set forth below. If the provisions of Section 4 are terminated as provided in the proviso to Section 10(j), then the provisions of Section 4(a) shall be applicable mutatis mutandis to this Section 5.

                  (i) For a period of thirty (30) days after receipt of the Designated Notice, Investor shall have the right to purchase all of the Noticed Securities not purchased by the Company pursuant to Section 4 hereof (the "Remaining Securities"). The purchase price per share of Common Stock of the Remaining Securities purchased by Investor pursuant to this Section 5 shall be, in the case of a sale, the price per share of Common Stock set forth in the Sale Notice and, in the case of a Transfer not involving a sale, the fair market value of such shares of Common Stock determined pursuant to Section 4(a)(c) hereof unless the Company shall not have purchased any part of the Noticed Securities, and the purchase shall be on the same terms and subject to the same conditions as those set forth in the Sale Notice. The right to purchase shall be exercisable by written notice to the Transferring Holder within the 30-day period described above, specifying the number of shares of Common Stock to be purchased.

                  (ii) In the case of a Transfer of shares of Common Stock not involving a sale, if the Company shall not have purchased any part of the Noticed Securities and if Investor and the Transferring Holder do not reach agreement on the fair market value thereof, then such fair market value shall be determined in good faith by an independent and qualified investment banker or appraisal firm selected by the Board. This determination will be final and binding upon all parties and persons claiming under or through them. The fees and expenses of such banker or appraisal firm shall be borne equally by the Company and the Transferring Holder.

            (b) Right of Co-Sale. If the Company does not elect to purchase all of the Noticed Securities to which the Sale Notice refers as described in
Section 4(a) hereof, and Investor does not elect to purchase all of the Remaining Securities, if any, pursuant to Section 5(a) hereof, then Investor shall have the right, exercisable upon written notice to the selling Holder within thirty (30) days of the date of the original Sale Notice described in
Section 4(a), to participate in such Transfer of shares of Noticed Securities at the same price and on the same terms and conditions. Such notice shall indicate the number of shares of Common Stock the Investor wishes to Transfer under its right to participate.

                  (i) Investor may sell all or any part of that number of shares equal to the product obtained by multiplying (x) the aggregate number of Noticed Securities covered by the Sale Notice (as reduced by any purchases pursuant to Section 4(a) or Section 5(a) hereof) by (y) a fraction, the numerator of which is the number of shares of Common Stock owned by Investor at the time of the Transfer (assuming for this purpose that Investor's holdings include all shares of Common Stock underlying the Preferred Stock and Warrant or other warrants then held by Investor) and the denominator of which is the total number of shares of Common Stock owned by the selling Holder and Investor at the time of the Transfer.

                  (ii) If Investor elects to participate in the sale pursuant to this Section 5(b), it shall effect its participation in the sale by delivering to the prospective purchaser one or more certificates, properly endorsed for transfer, which represent the number of shares of Common Stock which Investor elects to sell in consummation of the sale of the Common Stock pursuant to the terms and conditions specified in the Sale Notice, and the purchaser shall concurrently therewith remit to Investor that portion of the sales proceeds to which Investor is entitled by reason of its participation in such sale. To the extent that any prospective purchaser prohibits Holder's implied assignment of rights to participate in such sale or otherwise refuses to purchase shares from Investor or interferes with Investor exercising its rights of co-sale hereunder, the selling Holder shall not sell to such prospective purchaser any Common Stock unless and until, simultaneously with such sale, the selling Holder shall purchase such shares from Investor at the same price and on the same terms and conditions specified in the Sale Notice.

            (c) Closing if Rights Not Exercised. If Investor does not elect to purchase or participate in the sale of all of the Noticed Securities to which the Sale Notice refers, then the selling Holder may Transfer all (but not less than all) of the Noticed Securities to any purchaser or transferee named in the Sale Notice at, in the case of a sale, the price specified in the Sale Notice and on other terms and conditions not materially more favorable to the transferor than those described in the Sale Notice, provided that (i) such Transfer is consummated within ninety (90) days of the date of the Sale Notice to the Company and (ii) any purchaser or transferee named in the Sale Notice shall agree to be bound by all the terms and conditions of, and to take upon itself the undertakings of the transferor pursuant to, this Agreement. Any proposed Transfer at a price greater than the price specified in the Sale Notice or on terms and conditions materially more favorable to the transferor than those described in the Sale Notice, as well as any subsequent proposed Transfer of any shares of Common Stock by a selling Holder, shall again be subject to the right of first refusal of the Company and the rights of second refusal and co-sale of Investor and shall require compliance by the selling Holder with the procedures described in this Section 5.

            (d) Excepted Transactions. Notwithstanding anything contained herein to the contrary, the provisions of Sections 2, 4 and 5 hereof shall not apply to (i) any Transfer to ancestors, descendants or spouse or to a trust for the benefit of such Persons or a Holder, or (ii) any bona fide gift, or (iii) any Transfer to an entity that is wholly owned, and will remain wholly owned, by such Holder (or such Holder and one or more of the individuals referred to in the preceding clause (i)); provided that (1) as a condition precedent to any Transfer made pursuant to one of the exemptions provided in clause (i), (ii) or
(iii), (A) the Transferring Holder shall inform the Company and Investor of such Transfer or gift prior to effecting it, and (B) the transferee or donee shall furnish the Company and Investor with a written agreement to be bound by and comply with all provisions of Sections 2, 3, 4, 5 and 7 hereof and such Transferred shares of Common Stock shall remain "shares of Common Stock" and "Holder Shares" hereunder, and such transferee or donee shall be treated as a "Holder" for all purposes of this Agreement, (2) in the case of a Transfer in trust, such Holder shall become the trustee or, with such Holder's spouse, a co-trustee of such trust, (3) in the case of a Transfer not in trust, as a condition precedent to such Transfer such Holder shall retain an irrevocable proxy to vote the Transferred Common Stock and (4) in the case of a Transfer described in clause (iii), as a condition precedent to the Transfer all holders of equity or other ownership interests in such entity shall enter into an agreement with Investor, which shall be mutually satisfactory to Investor and the transferee, under which the outstanding equity or other ownership interests in such transferee shall be subjected to the same restrictions against Transfer that appear in Sections 2, 3, 4, 5 and 7 of this Agreement.

            (e) Transfers in Violation. Any attempted Transfer of any shares of Common Stock in violation of the provisions of this Agreement shall be null and void, and the Company shall not in any way give effect to any such impermissible Transfer.

      6.    Tag-Along Rights.

            (a) If Investor enters into an agreement to transfer, sell or otherwise dispose of all of the Purchased Shares (a "Tag-Along Sale"), then each Holder shall have the right, but not the obligation, to participate in such Tag-Along Sale by selling up to the number of shares of Common Stock (the "Maximum Tag-Along Shares of Common Stock") equal to the product of (i) the total number of Purchased Shares proposed to be sold or otherwise disposed of by Investor (but with the Preferred Stock and Warrant deemed to have been converted and exercised in full), multiplied by (ii) a fraction, the numerator of which shall equal the aggregate number of Holder Shares owned by the Holders immediately prior to the Tag-Along Sale and the denominator of which shall equal the sum of (A) the aggregate number of shares of Common Stock owned by the Holders who have elected to participate in such Tag-Along Sale, plus (B) the aggregate number of Purchased Shares owned by Investor (but with the Preferred Stock and Warrant deemed to have been converted and exercised in full) immediately prior to the Tag-Along Sale. Any such sale by any Holder shall be on the same terms and conditions as the proposed Tag-Along Sale by Investor; provided, however, that (1) in the event that the purchaser or transferee is purchasing warrants, the sales price of the warrants shall be adjusted for the subscription price payable upon exercise of such warrants, and
(2) all Holders shall share pro rata, based upon the number of shares of Common Stock being sold by each (x) in all transaction expenses, (y) in any indemnity liabilities to the proposed transferee or purchaser in the Tag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the shares of Common Stock being sold of any other seller in the Tag-Along Sale, which shall be the sole responsibility of such other seller), and (z) in any escrow for the purpose of satisfying any such indemnity liabilities.

            (b) Investor shall promptly provide each Holder with written notice (the "Tag-Along Sale Notice") not more than sixty (60) nor less than thirty (30) days prior to the proposed date of the Tag-Along Sale (the "Tag-Along Sale Date"). In order to facilitate the prompt delivery of the Tag-Along Sale Notices, the Company hereby covenants to provide Investor access to the record books of the Company. Each Tag-Along Sale Notice shall set forth
(i) the name and address of each proposed transferee or purchaser of Purchased Shares in the Tag-Along Sale; (ii) the number of Purchased Shares proposed to be transferred or sold by Investor (expressed in number of shares of Common Stock issuable upon conversion or exercise of the Purchased Shares to the extent they have not been converted and exercised in full); (iii) the proposed amount and form of consideration to be paid for such Purchased Shares and the terms and conditions of payment offered by each proposed transferee or purchaser; (iv) the aggregate number of shares of Common Stock held of record as of the close of business on the date of the Tag-Along Sale Notice (the "Tag-Along Notice Date") by the Holder to whom the notice is sent and the aggregate number of shares of Common Stock outstanding on the Tag-Along Notice Date; (v) the aggregate number of Purchased Shares held of record as of the Tag-Along Notice Date by Investor (expressed in number of shares of Common Stock issuable upon conversion or exercise of the Purchased Shares, to the extent they have not been converted and exercised in full); (vi) the maximum number of shares of Common Stock that the Holder to whom the notice is sent is entitled to include in the Tag-Along Sale, assuming that each Holder elected to participate in the Tag-Along Sale and elected to sell the maximum number of shares of Common Stock owned by such Holder; (vii) the Tag-Along Sale Date; and
(viii) confirmation that, with respect to the shares of Common Stock to be received by the proposed transferee or purchaser, the proposed transferee or purchaser agrees in writing to be bound by, and covenants that each transferee of all such shares of Common Stock shall be bound by, the provisions of this Agreement as if it were Investor and a party hereto.

            (c) Each Holder shall provide written notice (the "Tag-Along Notice") to Investor as to its decision to participate in the Tag-Along Sale no less than fifteen (15) days prior to the Tag-Along Sale Date. The Tag-Along Notice shall set forth the number of shares of Common Stock, if any, that such Holder desires to include in the Tag-Along Sale (which shall not exceed such Holder's Maximum Tag-Along Shares of Common Stock). The Tag-Along Notice shall also specify the aggregate number of additional shares of Common Stock owned of record as of the Tag-Along Notice Date by such Holder, if any, which such Holder desires also to include in the Tag-Along Sale ("Additional Shares of Common Stock") in the event there is an aggregate undersubscription for the entire Maximum Tag-Along Shares of Common Stock. In the event there is an aggregate undersubscription by the Holders for the entire Maximum Tag-Along Shares of Common Stock, Investor shall apportion the unsubscribed Maximum Tag-Along Shares of Common Stock to Holders whose Tag-Along Notices specified an amount of Additional Shares of Common Stock, which apportionment shall be on a pro rata basis among such Holders in accordance with the number of Additional Shares of Common Stock specified by all such Holders in their Tag-Along Notices.

            (d) Investor shall determine the aggregate number of shares of Common Stock to be sold by each participating Holder in any given Tag-Along Sale in accordance with the terms hereof, and the Tag-Along Notices given by the Holders shall constitute their binding respective agreements to sell such shares of Common Stock on the terms and conditions applicable to such sale (including the requirements of this Section 6).

            (e) If a Tag-Along Notice is not received by Investor in the Tag-Along Sale from a Holder within the fifteen (15) day period specified above, Investor shall have the right to sell or otherwise transfer the number of Purchased Shares specified in the Tag-Along Sale Notice to the proposed purchaser or transferee without any participation by such Holder, but only on the terms and conditions stated in such Tag-Along Sale Notice and only if such sale occurs on a date within ninety (90) days of the Tag-Along Sale Date.

            (f) The provisions of this Section 6 shall apply regardless of the form of consideration received in the Tag-Along Sale.

            (g) Notwithstanding anything herein to the contrary, the provisions of this Section 6 shall not apply to any Transfer from Investor to any entity that is an Affiliate of Investor.

            (h) If any Holder has Transferred any Common Stock in a transaction described in clause (i), (ii) or (iii) of Section 5(d), the transferee (an "Exempt Transferee") shall have the same right to participate in a Tag-Along Sale upon the same terms, conditions and restrictions that apply to such Holder or would apply to such Holder (if such Holder either does not exercise its Tag-Along Rights or no longer holds Common Stock). Any Tag-Along Sale Notice given to a Holder shall be deemed to have been effectively given to its Exempt Transferee when given to such Holder.

            (i) For the purpose of computing the number of shares of Common Stock held by Investor or any Holder all shares of Common Stock underlying any warrant or Series B Preferred Stock (or other convertible securities) held of record by such Person shall be deemed owned by such Person.

            (j) To the extent that Investor is obligated to make any payment upon the exercise of any warrant held by it or is entitled to receive any payment upon exercise of any warrant or conversion of any security held by it that is convertible into Common Stock, the price it receives in the Tag-Along Sale may be less than the price per share of Common Stock received by any Holder (to adjust for the subscription price payable upon the exercise of any warrant or upon the conversion of any convertible security) or may be greater than the price per share of Common Stock received by any Holder (to adjust for any amount receivable by Investor upon exercise of such warrant or conversion of such convertible security).

      7.    Drag-Along Rights.

            (a) If Investor, either alone or with any other Person, determines to accept an offer from any Person (other than a Person that is an Affiliate of Investor) to purchase any Purchased Shares and as a result of such purchase (and the sale of Holder Shares to such Person as provided in this Section 7) the offeror will have the ability to elect a majority of the members of the Board, then, at the request of Investor, each Holder shall sell all shares of Common Stock held by such Holder pursuant to such offer to purchase (the "Drag-Along Sale"). All Holders of shares of Common Stock in such Drag-Along Sale (i) shall receive the same consideration per share of Common Stock, shall be subject to the same terms and conditions of sale and shall otherwise be treated equally or, where appropriate, pro rata based upon the number of shares of Common Stock, as the case may be, held by each Holder, and
(ii) shall execute such documents and take such actions as may be reasonably required by Investor. For purposes of Drag-Along Sales, the number of shares owned by each Holder shall include all shares underlying any options, warrants and/or any other securities exercisable, convertible or exchangeable for Common Stock (the "Convertible Securities"), which Convertible Securities will be exercised by the Holder thereof immediately prior to and contingent upon consummation of the Drag-Along Sale; provided, however, that at the option of the holder of any Convertible Securities it may sell rather than exercise the Convertible Securities (x) at a reduced price per share of Common Stock equivalent that takes into account any amount payable by such holder to effect such exercise, and (y) at an increased price per share of Common Stock equivalent that takes into account any amount receivable by such holder upon such exercise.

            (b) Subject to the proviso in Section 7(a), any such sale by any Holder shall be on the same terms and conditions as the proposed Drag-Along Sale by Investor; provided, however, that all Holders shall share pro rata, based upon the number of shares of Common Stock being sold by each (i) in all transaction expenses (to the extent not borne by the Company), (ii) in any indemnity liabilities to the purchaser in the Drag-Along Sale (other than representations as to unencumbered ownership of and ability to transfer the shares of Common Stock being sold of any other seller in the Drag-Along Sale, which shall be the sole responsibility of such other seller), and (iii) in any escrow for the purpose of satisfying any such indemnity liabilities.

            (c) Investor shall promptly provide each Holder with written notice (the "Sale Notice") not more than sixty (60) nor less than thirty (30) days prior to the scheduled date of the Drag-Along Sale (the "Drag-Along Sale Date"). Each Sale Notice shall set forth: (i) the name and address of each proposed transferee or purchaser of shares of Common Stock in the Drag-Along Sale; (ii) the proposed amount and form of consideration to be paid for such shares of Common Stock and the terms and conditions of payment offered by each proposed transferee or purchaser; (iii) confirmation that the proposed purchaser or transferee has been informed of the "Drag-Along Rights" provided for herein and has agreed to purchase shares of Common Stock (or, if requested by Investor or a Holder, Convertible Securities) in accordance with the terms hereof; and (iv) the Drag-Along Sale Date.

            (d) The provisions of this Section 7 shall apply regardless of the form of consideration received in the Drag-Along Sale, and if any non-cash consideration is proposed for shares of Common Stock in the Drag-Along Sale, each Holder shall accept its pro rata share of such non-cash consideration for the shares of Common Stock based on its proportional ownership of shares of Common Stock sold in such Drag-Along Sale.

            (e) Each Exempt Transferee shall be obligated to sell all Common Stock held by it in the Drag-Along Sale on the same terms and conditions that apply to the Holder from whom it acquired Common Stock or would apply to such Holder (in the case of a Holder who no longer holds Common Stock). Any Drag-Along Sale Notice given to a Holder shall be deemed to have been effectively given to its Exempt Transferee when given to such Holder.

            (f) Each Holder and each Exempt Transferee shall execute such documentation and take such further action as shall be requested in good faith by Investor in order to effectuate the timely completion of the Drag-Along Sale.

      8.    Holders' Non-Competition and Non-Solicitation Covenants.

            (a) Each Holder hereby covenants and agrees with the Company and Investor that, for the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date under the Securities Purchase Agreement (the "Covenant Period") (provided, however, that such period shall be extended automatically by and for the duration of any period of time during which such Holder is in violation of any provision hereof), such Holder shall not, directly or indirectly, acting alone or as a member of a partnership, limited liability company or other business entity or as a holder of any security of any class (other than as holder of less than one percent (1%) of the outstanding amount of any security listed on a national securities exchange or designated as a Nasdaq National Market security by the National Association of Securities Dealers, Inc.) or as an officer, director, partner, employee, consultant, agent or representative of or as an advisor or lender to any corporation or other business entity:

                  (i) engage in any business within any geographic territory in which the Company is conducting business during the Covenant Period, which business is in direct competition with any business conducted by the Company at any time during the Covenant Period;

                  (ii) request, induce or attempt to influence any customer or supplier of the Company at any time during the Covenant Period to limit, curtail or cancel its business with the Company; or

                  (iii) request, induce or attempt to influence any officer, director or employee, of the Company at any time during the Covenant Period to
(x) terminate his, her or its employment or business relationship with the Company or (y) commit any act that, if committed by Holder, would constitute a breach of any provision hereof.

            (b) The provisions of clauses (i), (ii) and (iii) above are separate and distinct commitments independent of each of the other such clauses. Each Holder agrees that neither the Company nor Investor has an adequate remedy at law for any breach or threatened or attempted breach by Holder of the covenants and agreements set forth in Section 8(a) hereof, and, accordingly, such Holder also agrees that the Company and Investor may, in addition to the other remedies that may be available to either of them under this Agreement or at law, commence proceedings in equity for an injunction temporarily or permanently enjoining such Holder from breaching or threatening or attempting any such breach of any covenant or agreement set forth in Section 8(a) hereof, and with respect to any such proceeding in equity, it shall be presumed that the remedies at law available to the Company and Investor would be inadequate and that they would suffer irreparable harm as a result of the violation of any provision hereof by such Holder. The prevailing party or parties in any proceeding in equity or at law commenced in respect of this Agreement shall be entitled to recover from the non-prevailing party or parties to such proceeding all reasonable fees, costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with such proceeding and any appeals therefrom.

            (c) The parties hereto acknowledge and agree that if the scope or duration of any covenant set forth in Section 8(a) hereof is deemed by any court to be overly broad, the court may reduce the scope thereof to that which it deems reasonable under the circumstances. If any one or more provisions hereof are held to be invalid or unenforceable, the validity and enforceability of the remaining provisions shall not be affected thereby.

      9.    Holders' Confidentiality Covenant.

            (a) Each Holder hereby agrees that such Holder will maintain in confidence and not disclose, divulge or otherwise communicate to others or use for any purpose, except as may be necessary to perform such Holder's duties as an employee of or consultant to the Company, where applicable, any Confidential Information (as hereinafter defined) except as expressly set forth in Section 9(c) hereof. Each Holder agrees (i) to cause each of its employees, directors, officers or advisors to whom any Confidential Information of the Company has been divulged or communicated to keep such Confidential Information strictly confidential and to not disclose, divulge or communicate the same to any other Person or use for any purpose, except as provided in Section 9(c), and (ii) to be responsible for any disclosure or misuse of Confidential Information by such employees, directors, officers or advisors.

            (b) As used herein, the term "Confidential Information" refers to any and all financial, technical, commercial or other information concerning the business and affairs of the Company, whether prepared by employees, agents or advisors of the Company or otherwise, that has heretofore been, or may hereafter be, provided to any Holder, irrespective of the form or source of the communication, including, without limitation, business plans, product development plans, product pricing, information about actual or prospective customers or suppliers, computer programs, codes, technical information, data, reports, know-how, patent positioning, financial information, analyses, compilations, market data, studies and plans. The term "Confidential Information"does not include information which (i) at the time of disclosure or thereafter is generally available to or known by the public otherwise than by reason of a Holder's disclosure thereof in violation of this Section 9, or (ii) becomes available to a Holder on a nonconfidential basis from a source other than the Company or its agents; provided that such Holder, after due inquiry, had no reason to believe that such source was bound by a confidentiality agreement with the Company.

            (c) In the event that any Holder or Person to whom any Holder furnishes Confidential Information as permitted by this Agreement receives a request to disclose all or any part of the information contained in the Confidential Information under the terms of a subpoena, order, civil investigative demand or similar process issued by a court of competent jurisdiction or by a governmental body or agency, subject to the following sentence, such Holder agrees (i) to notify the Company immediately of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Company on the advisability of taking legally available steps to resist or narrow such request, (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Information which, in the opinion of counsel for such Holder, such Holder is legally compelled to disclose and to advise Company as far in advance of such disclosure as is possible so that the Company may seek an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information, and (iv) not to oppose actions by the Company to obtain an appropriate protective order or reliable assurance that confidential treatment will be accorded the Confidential Information. Nothing in this
Section 9 shall prevent Holder from disclosing Confidential Information to his or her counsel, the court and witnesses in connection with Holder's enforcement of its rights under this Agreement.

      10.   Miscellaneous.

            (a) Construction. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural shall be deemed to include the others or other whenever and wherever the context so requires.

            (b) Waivers and Amendments. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of: (i) as to the Company, only by the Company by action authorized by the Board, (ii) as to Investor, only by Investor, and (iii) as to the Holders, by Holders holding more than fifty percent (50%) in interest of the Holder Shares held by all Holders. Any amendment or waiver effected in accordance with clauses (i), (ii) and (iii) of this Section 10(b) shall be binding upon the Company, Investor, and the Holders and their respective successors and assigns. No waiver by any party of the breach of any term or provision contained in this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in the Agreement.

            (c) Entire Agreement; Assignment of Rights. This Agreement, the Stock Purchase Agreement and the written agreements referenced therein constitute the entire agreement among the parties hereto relative to the subject matter hereof. Any previous agreement among the parties relative to the specific subject matter hereof is superceded by this Agreement; provided, that nothing herein contained shall in any manner negate any provision of the Securities Purchase Agreement or any other written agreement referred to in the Securities Purchase Agreement. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of, and be binding upon, their respective successors, assigns and legal representatives.

            (d) Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing (including telecopy or similar writing) and shall be given,

         if to the Company to:

            JD American Workwear, Inc.
            46 Old Flat River Road
            Coventry, Rhode Island  02816

            Attention:  Mr. David N. DeBaene, President and
                        Chief Executive Officer
            Telecopier: (401) 397-6804

         with a copy to

            Gerard S. DiFiore, Esq.
            Reed, Smith, Shaw & McClay LLP
            One Riverfront Plaza
            Newark, NJ  07102-5400
            Telecopier: (973) 621-3199

         if to Investor to:

            Union Labor Life Insurance Company
            111 Massachusetts Avenue, N.W.
            Washington, D.C. 20001

            Attention:  Mr. Michael R. Steed, Senior Vice President
            Telecopier: (202) 682-7970

         with a copy to:

            Alan J. Barton, Esq.
            Paul, Hastings, Janofsky & Walker LLP
            555 South Flower Street - 23rd Floor
            Los Angeles, CA 90071
            Telecopier: (213) 627-0705

         if to any Holder at the address or to the telecopier number set forth beneath such Holder's name on the signature page(s) to this Agreement, with a copy to Girard S. DiFiore, Esq., as provided above, or to such other address or telecopier number as such party may specify for the purpose of notice to the other party or parties to this Agreement, as the case may be. A copy of any notice to Investor or any Holder shall also be given to each other Holder. Any notice, request, consent or other communication hereunder shall be deemed to have been given and received on the day on which it is delivered (by any means including personal delivery, overnight air courier, United States mail) or telecopied (or, if such day is not a business day or if the notice, request, consent or communication is not telecopied during business hours of the intended recipient, at the place of receipt, on the next following business day).

            (e) Severability. Should any one or more of the provisions of this Agreement or of any agreement entered into pursuant to this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement and of each other agreement entered into pursuant to this Agreement, shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

            (f) Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

            (g) Choice of Law. It is the intention of the parties that the internal substantive laws, and not the laws of conflicts, of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties.

            (h) Expenses. Except as provided in the Securities Purchase Agreement or below, each party shall be responsible for all of its own fees and expenses arising or incurred in connection with this Agreement and consummation of the transactions contemplated hereby.

            (i) Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

            (j) Term. This Agreement shall commence upon the date hereof and shall terminate upon the tenth anniversary of the date hereof; provided, that Sections 4 and 5(b) shall terminate upon the expiration of the underwriters' lock-up period in connection with a Qualified Offering.

            (k)   Further Assurances.

                  (i) Each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable legal requirements or otherwise, to make effective the transactions contemplated by this Agreement.

                  (ii) If at any time Investor believes in good faith that any further action is necessary or desirable on the part of the Company or any Holder or Holders to carry out the purposes of this Agreement, each of the Holders and the Company, as the case may be, shall, as requested by Investor in writing, take or cause to be taken all such necessary or convenient action and execute, and deliver and file, or cause to be executed, delivered and filed, all necessary or convenient documentation.

            (l) Non-Reliance on Investor and its Counsel. Each Holder acknowledges and agrees that it is being represented in connection with this Agreement by Reed, Smith, Shaw & McClay LLP, and such Holder has not received any information or advice from, and is not relying upon any statement made by Investor or Investor's special counsel, Paul, Hastings, Janofsky & Walker LLP, in entering into or in connection with this Agreement or the transactions contemplated hereby.

            (m) Expenses of Enforcement. If any party seeks to enforce its rights under this Agreement against another party, the prevailing party in any arbitration, litigation or dispute shall be entitled to receive from the party or parties against which it has prevailed the reasonable fees and expenses incurred by the prevailing party in connection therewith including, without limitation, the reasonable fees and expenses of counsel, advisors and expert witnesses.

            (n) Further Enforcement Matters. Each party hereby agrees that each other party shall be entitled to equitable relief, including an injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available at law or in equity. Each party further agrees to waive, and to use its best efforts to cause its officers, directors, employees and agents to waive, any requirement for the securing or posting of any bond in connection with such remedy. Each party also hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the United States of America located in the District of Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or any matter contemplated hereby, and each party agrees not to commence any action, suit or proceeding related thereto except in such courts. Each party further agrees that service of any process, summons, notice or document by United States mail, registered or certified, to its address set forth or referred to in Section 10(d) shall be effective service of process for any action, suit or proceeding against the party being served in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of or relating to this Agreement, in the courts of the United States of America located in the District of Columbia, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            (o) Authorship of Documents. This Agreement shall not be construed for or against any party by reason of authorship or alleged authorship of any provisions hereof or by reason of the status of the respective parties.


                  [SIGNATURE PAGE TO STOCKHOLDERS AGREEMENT]


      IN WITNESS WHEREOF, the parties have caused this Stockholders Agreement to be duly executed as of the day and year first above written.


                                        JD AMERICAN WORKWEAR, INC.


                                        By: /s/ DAVID N. DEBAENE
                                            David N. DeBaene, President and
                                            Chief Executive Officer


                                        UNION LABOR LIFE INSURANCE COMPANY


                                        By: /s/ HERBERT C. CANAPARY
                                            Name:  Herbert C. Canapary
                                            Title: Vice President--Investments


                                    HOLDERS

/s/ DAVID N. DEBAENE                        /s/ THOMAS A. LISI
David N. DeBaene                            Thomas A. Lisi

Address:__________________________          Address:__________________________

__________________________________          __________________________________

__________________________________          __________________________________


/s/ ANTHONY P. SANTUCCI                     /s/ NORMAN DEBAENE
Anthony P. Santucci                         Norman DeBaene

Address:__________________________          Address:__________________________

__________________________________          __________________________________

__________________________________          __________________________________


/s/ STEEV PANNETON                          /s/ ANNETEE DEBAENE
Steev Panneton                              Annetee DeBaene

Address:__________________________          Address:__________________________

__________________________________          __________________________________

__________________________________          __________________________________



                                   EXHIBIT A


                                                  Number of Shares of
           Name of Holder                          Common Stock Held
         -------------------                      -------------------

         David N. DeBaene                            587,500 shares

         Thomas A. Lisi                               50,000 shares

         Anthony P. Santucci                               0 shares

         Norman DeBaene                               48,000 shares

         Annette DeBaene                              48,000 shares

         Steev Panneton                               62,500 shares